UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

As a result of the White Sky Acquisition described in Item 3.02 below, management of Intersections Inc. (the “Company”) currently expects the Company to record a non-cash impairment charge in the range of approximately $7.0 million to $8.0 million in the quarter ending June 30, 2015. Prior to the acquisition, the Company has held a long-term investment in convertible preferred stock of White Sky, and previously recognized in the year ended December 31, 2013, a non-cash impairment charge of $1.3 million related to this investment. The expected impairment charge relates primarily to re-measurement of the long-term investment to fair value immediately prior to the acquisition. This non-cash impairment charge will not impact the Company’s future cash flow, liquidity, compliance with its debt covenants or any future operations, and will not result in any future cash expenditures.

Item 3.02	Unregistered Sale of Equity Securities

On June 26, 2015, the Company entered into and completed the acquisition (the “White Sky Acquisition”) of substantially all of the assets of White Sky, Inc., a privately held Delaware corporation (“White Sky”).  At the closing of the White Sky Acquisition, the Company issued, as part of the purchase price, 353,314 shares of Common Stock to White Sky.  The number of shares of Common Stock issued by the Company is subject under certain circumstances to post-closing adjustment, but will not be less than 282,353 shares or be greater than 436,364 shares.  The shares of Common Stock issued in connection with the White Sky Acquisition were (and will be) issued pursuant to an exemption from the registration requirements under Section 5 of the Securities Act of 1933 provided by Section 4(2) thereof.

Following the closing of the White Sky Acquisition, White Sky intends to liquidate and dissolve under applicable law, and the Company is entitled, as a result of the Company’s ownership of shares of White Sky, to receive approximately 59% of the liquidating distributions to be made by White Sky to its stockholders, which liquidating distributions are expected to include both cash and the shares of the Company’s Common Stock.

Item 7.01	Regulation FD Disclosure

The information provided in Items 2.06 and 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 30, 2015

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name: Ronald L. Barden
Title: Chief Financial Officer